Changes in Registrant's certifying accountant
On August 14, 2017, KPMG LLP ("KPMG") resigned, at the request of Western Asset Municipal Defined
 Opportunity Trust Inc. (the "Fund"), as the independent registered public accounting firm to the Fund.
 The Audit Committee of the Fund's Board of
Directors participated in, and approved, the decision to change the independent registered public accounting firm. KPMG's reports on the Fund's financial statements for the fiscal periods ended
November 30, 2016 and November 30, 2015 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principle. During the Fund's fiscal periods ended November 30, 2016 and November 30, 2015 and the subsequent interim period through August 14, 2017,
(i) there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused them to make reference to the subject matter of the disagreements in connection with their reports on the Fund's financial statements for such periods, and (ii) there were no "reportable events" of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The Audit Committee of the Fund's Board of Directors approved the engagement of PricewaterhouseCoopers LLP ("PwC") as the Fund's independent registered public accounting firm for the fiscal year ending November 30, 2017. The selection of PwC does not reflect any disagreements with or dissatisfaction by the Fund or the Board of Directors with the performance of the Fund's prior independent registered public accounting firm, KPMG. During the Fund's fiscal periods ended November 30, 2016 and November 30, 2015, and the subsequent interim period through August 14, 2017, neither the Fund, nor anyone on its behalf, consulted with PwC on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund's financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph
 (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).

The Registrant has requested KPMG to furnish it with a letter addressed to the Securities and Exchange Commission stating whether KPMG agrees with the statements contained above.
 A copy of the letter from KPMG to the Securities and Exchange
 Commission is filed as an exhibit hereto.